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                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                   J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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

FOR IMMEDIATE RELEASE

        INDEPENDENT DIRECTOR NOMINEES TO POST BOARD RE-EMPHASIZE SLATE'S
           COMMITMENT TO PURSUING SALE TO MAXIMIZE SHAREHOLDER VALUE

                 QUESTION COMPANY'S WILLINGNESS TO DO THE SAME;
                     RESPOND TO COMPANY'S LATEST STATEMENTS

         SHAREHOLDERS HAVE CLEAR CHOICE WITH 7 DAYS UNTIL ANNUAL MEETING


ATLANTA, May 15, 2003 -- John A. Williams, George R. Puskar, independent director nominee and proposed non-executive Chairman, and Edward Lowenthal, President and Chief Executive Officer designate of Post Properties, Inc. (NYSE:
PPS), today re-emphasized the slate of independent director-nominees' commitment to pursuing immediately a sale of the company while market conditions are favorable. They further questioned recent statements by the incumbent Board about its willingness to do the same.

Messrs. Williams, Puskar and Lowenthal said, "We congratulate the company for once again following in our footsteps in accepting measures we proposed, even though they had previously refused to adopt them. Unfortunately, we believe the company is still missing the key point: namely, that this is the right time to pursue a sale. We don't believe the incumbent directors deserve to be re-elected by Post shareholders based on a promise to form a special committee at some time in the future as they think may be appropriate. We think that the appropriate time is long past due.

"After all, this is the same group that decided once before that it was not in the best interests of all shareholders to pursue an all cash premium offer from a third party, and then failed to set up a special committee of the Board, as John Williams urged. Why should shareholders have any confidence that the incumbent directors and management would act any differently the next time around? Today's statements by the company are too little, too late for shareholders, who deserve real and immediate action. We believe Post shareholders want to put in place a new board that will pursue a sale of the company to maximize shareholder value now.

 "We believe it is important for shareholders to know that a leading independent Wall Street research firm specializing in real estate and REITs has said:

         In a liquidation scenario, we believe shareholders would likely reap between $26.00 and $30.00 [per share]. All in all, we believe the most likely sale price for the company would be in the upper-half of the liquidation value range.

                                             Green Street Advisors, May 14, 2003

"Although there can be no assurance that a sale transaction in the price range of $28 to $30 per share as described above will be achieved, we believe that given the favorable market conditions, this is the right time to take advantage of low capitalization and interest rates and pursue selling the company to maximize shareholder value. This price range, if achieved, would imply a premium of 22% to 31% over Post shares' normalized trading level based on historical multiples.

"Remember, Post's stock closed at $22.95 per share on March 14, 2003, the date the company received the $26 per share offer from General Investment & Development (GID). This price represented a 2003 Funds From Operations (FFO) multiple of 10.7x, based on current First Call estimates, which is consistent with the company's five-year average multiple.

         DON'T RISK THE STATUS QUO. TIME IS SHORT. THE CHOICE IS YOURS.

       POST PROPERTIES SHAREHOLDERS DESERVE A NEW BOARD THEY CAN TRUST TO
                   SEEK TO MAXIMIZE SHAREHOLDER VALUE TODAY.

                          VOTE YOUR GOLD PROXY TODAY.

"Our slate of independent director-nominees is clearly the one to pursue selling the company and we believe that now is the right time to undertake a sale process as detailed in the letter mailed to all Post Properties shareholders today."

We urge you to act promptly and vote your GOLD proxy today. Only the latest
                                                            ---------------
dated vote will be counted at the meeting. If you have already mailed your white
------------------------------------------
proxy and wish to change your vote, you have every legal right to do so. Please sign, date and mail the GOLD proxy card.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of John Williams' proxy materials, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 or by email at proxy@mackenziepartners.com. The proxy statement, which has been mailed to Post
----------------------------
Properties shareholders, and other filings and information related to this solicitation can be also found at www.postshareholders.com.
                                  -------------------------

Note: We have neither sought nor obtained Green Street Advisors' permission to include a quotation from it in this proxy solicitation material. No participant in this solicitation of proxies paid, directly or indirectly, for the preparation or prior publication of the material quoted from Green Street Advisors, or has made or proposes to make any payments, or give any other consideration, in connection with the use of the material quoted from Green Street Advisors in this proxy solicitation material

CONTACTS:
MEDIA                                                         INVESTORS
Jeremy Fielding/Kimberly Kriger                      Larry Dennedy/Bob Marese
Kekst and Company                                    MacKenzie Partners, Inc.
212-521-4800                                         212-929-5500
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